Exhibit 23.3

CONSENT OF CONSULTANT

Palayan Resources, Inc.
223 De La Cruz Road
Pasay, Metro Manila
Philippines

The undersigned Ferdinand Reyes hereby consents to his Technical Report on the Palayan Gold Mine dated July 11, 2013 (“Report”) being used as the basis for the “Description of Property” section of your Registration Statement on Form S-1 and concurs with the summary of the information from the Report disclosed in that section. The undersigned further consents to being named as an expert in said Registration Statement.

October 16, 2014	/s/ Ferdinand Reyes
Ferdinand Reyes